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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 33-45756 of ITT Industries on Form S-3, and Registration Statement Nos. 33-53771, 333-1109, 333-64161, 333-66293, 333-84917, 333-41806, and 333-41808 on
Form S-8, of our report dated January 22, 2003, relating to the consolidated financial statements of ITT Industries, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of a new accounting standard and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of ITT Industries, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
Stamford, CT
March 27, 2003